UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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ASSOCIATED ESTATES REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ASSOCIATED ESTATES REALTY CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

The 2007 annual meeting of shareholders of Associated Estates Realty Corporation will be held at The Forum, One Cleveland Center, 1375 E. Ninth St., Cleveland, Ohio 44114, on Wednesday, May 2, 2007, at 10:00 a.m., local time, for the following purposes:

1.	To elect seven directors, each to hold office for a one-year term and until his successor has been duly elected and qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending December 31, 2007; and

3.	To transact all other business that properly comes before the meeting.

Only shareholders of record at the close of business on March 16, 2007, will be entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope. The principal address of Associated Estates Realty Corporation is 1 AEC Parkway, Richmond Heights, Ohio 44143.

By order of the Board of Directors,

Martin A. Fishman
Secretary

Dated: March 26, 2007

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD.

ASSOCIATED ESTATES REALTY CORPORATION
1 AEC Parkway
Richmond Heights, Ohio 44143

PROXY STATEMENT

Our Board of Directors is sending you this proxy statement to ask for your vote as a shareholder of Associated Estates Realty Corporation on certain matters to be voted on at the upcoming annual meeting of shareholders, which will be held at The Forum, One Cleveland Center, 1375 E. Ninth St., Cleveland, Ohio 44114, on Wednesday, May 2, 2007, at 10:00 a.m., local time. We are mailing this proxy statement and the accompanying notice and proxy, along with our Annual Report to Shareholders, on or about March 26, 2007.

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting of Shareholders?

At the Company’s annual meeting of shareholders, shareholders will act upon matters outlined in the accompanying notice of meeting, including the election of seven directors and a proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending December 31, 2007. We are not aware of any other matter that will be presented for your vote at the meeting.

Who Is Entitled to Vote?

Only shareholders of record at the close of business on the record date, March 16, 2007, are entitled to receive notice of and to vote the common shares that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted on. As of the record date, the Company had outstanding 17,495,926 common shares.

Who Can Attend the Meeting?

Only shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring a copy of your brokerage statement reflecting your ownership of common shares as of the record date.

When and Where Is the Meeting?

The meeting will be held at The Forum, One Cleveland Center, 1375 E. Ninth St., Cleveland, Ohio 44114, on Wednesday, May 2, 2007, at 10:00 a.m., local time. Parking is available at One Cleveland Center. You can enter the parking garage from either St. Clair Ave. or Rockwell Ave. There will be a fee of approximately $9.50 charged for parking in that garage. If that garage is full, there are other parking facilities within walking distance of One Cleveland Center.

What Constitutes a Quorum?

The presence at the meeting, either in person or by proxy, of the holders of a majority of the common shares outstanding on the record date will represent a quorum, permitting the conduct of business at the meeting. Proxies received by the Company but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum.

What Vote is Required to Approve each Proposal Assuming that a Quorum Is Present at the Annual Meeting of Shareholders?

Proposal One: Election of Directors.  The seven director nominees who receive the greatest number of affirmative votes will be elected directors, and abstentions and broker non-votes will not count for or against any nominee for director.

Proposal Two: Ratification of the Selection of PricewaterhouseCoopers LLP as the Company’s Independent Accountants.  The Audit Committee plans to reappoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit our financial statements for calendar year 2007. Although ratification is not required, the Board is submitting this appointment to our shareholders for ratification as a matter of good corporate practice. See page 19 under “Proposal Two” for additional information. A majority of the votes cast is required for this proposal. Broker non-votes will not be deemed to be cast. Abstentions will be treated as cast and will have the same effect as a vote against ratification.

How Do I Vote?

You may cast your vote in person at the meeting or by any one of the following ways:

By Telephone: You may call the toll-free number printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to return your proxy card.

Over the Internet: You may visit the website printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Internet voting is available 24 hours a day. If you vote over the Internet, you do not need to return your proxy card.

By Mail: You may mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope.

If you sign, date and return the enclosed proxy card or vote by telephone or via the Internet, the common shares represented by your proxy will be voted as you specify in the proxy. If you return a signed and dated proxy, but do not make any such specification, the common shares represented by your proxy will be voted to elect the directors set forth under the caption “Election of Directors” and in favor of Proposal Two.

You may revoke or change your vote at any time before your proxy has been exercised by filing a written notice of revocation or a duly executed proxy bearing a later date with the Company at the Company’s principal address indicated on the attached Notice of Annual Meeting of Shareholders, or by giving notice of revocation to the Company in open meeting. However, your presence at the annual meeting of shareholders alone will not be sufficient to revoke your previously granted proxy.

How Will the Proxy Solicitation Be Conducted?

This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation of your proxy will be borne by the Company. In addition to solicitation of proxies by mail and electronically, officers and regular employees of the Company may solicit proxies in person, by telephone or facsimile. These officers and employees will not receive any additional compensation for their participation in the solicitation.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the annual meeting of shareholders, unless you specify otherwise, the common shares represented by your proxy will be voted to re-elect Messrs. Adams, Delaney, Friedman, Gibbons, Milstein, Schoff and Schwarz. Each director elected will serve until the next annual meeting of shareholders and until his successor is elected and qualified.

If for any reason any of the nominees is not a candidate at the time of the election (which is not expected), the common shares represented by your proxy will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee.

The following table contains information with respect to each nominee:

Nominees for Election at the Annual Meeting of Shareholders

			Director
Name	Age	Principal Occupation	Since
Albert T. Adams	56	Partner, Baker & Hostetler LLP	1996
James M. Delaney	72	Consultant	1999
Jeffrey I. Friedman	55	Chairman of the Board, President and Chief Executive Officer of the Company	1993
Michael E. Gibbons	54	Senior Managing Director and Principal, Brown Gibbons Lang & Company L.P.	2004
Mark L. Milstein	44	Project Manager, J. Holden Construction	1993
James A. Schoff	61	Special Advisor to CEO of Developers Diversified Realty Corporation	2006
Richard T. Schwarz	55	Limited Partner, Edgewater Capital Partners	1994

Business Experience of Directors

Albert T. Adams has been a partner of the law firm of Baker & Hostetler LLP in Cleveland, Ohio, since 1984, and has been associated with the firm since 1977.

James M. Delaney has served as a consultant to AON Risk Services, a risk management firm, since 1997. Mr. Delaney served as office managing partner of Deloitte & Touche, Cleveland, Ohio, from 1989 until his retirement in June 1997, having joined its predecessor firm in 1958.

Jeffrey I. Friedman has been Chairman of the Board and Chief Executive Officer of the Company since its organization in July 1993, and served as the Company’s President from the Company’s organization to February 2000 and again since December 2002. In 1974, Mr. Friedman joined the Company’s predecessor, Associated Estates Corporation, an owner and manager of multifamily residential apartment communities. Mr. Friedman is the brother-in-law of Mark L. Milstein.

Michael E. Gibbons has been the Senior Managing Director and Principal of Brown Gibbons Lang & Company L.P., a Cleveland-based investment banking firm, since its inception in 1989. Mr. Gibbons is a member of the Board of Directors of Lesco, Inc. and is Chairman of Lesco’s Audit Committee.

Mark L. Milstein has been a project manager for J. Holden Construction, a construction company, since 1999. Mr. Milstein was President of Adam Construction Company, a general contractor, from 1993 to 1999 and a Senior Project Manager for Adam Construction Company from 1988 to 1993. Mr. Milstein is the brother-in-law of Jeffrey I. Friedman.

James A. Schoff has served as special advisor to the CEO of Developers Diversified Realty Corporation (“DDR”), a shopping center real estate investment trust, since 2004. Mr. Schoff also served as Executive Vice President and Chief Operating Officer of DDR from 1993 to 1998, Vice Chairman and Chief Investment Officer of DDR from 1998 to 2002, and Senior Investment Officer of DDR from 2002 to 2003.

Richard T. Schwarz has been a limited partner of Edgewater Capital Partners, a private equity investment firm, and a member of its board of operating advisors since July 2003. In 1998, he co-founded Sycamore Partners LLC, a Cleveland-based investment and advisory firm focused on investing in businesses in northeast Ohio. Prior to forming Sycamore, he was Director and President of Laurel Industries, Inc., a privately held chemical manufacturer and a subsidiary of Occidental Petroleum Corporation. Mr. Schwarz is also a director Enpath Medical, Inc., a manufacturer of medical devices.

How Often Did the Board Meet During 2006?

The Board of Directors held five meetings in 2006. In 2006, each member of the Board of Directors attended at least 75 percent of the meetings of the Board of Directors and the committees of which he was a member. The Company has a policy requiring director attendance at all Board of Directors meetings, absent unusual circumstances. The Company expects its directors to attend the annual meeting of shareholders (which is usually held the same day as a meeting of the Board of Directors), and all of the Company’s directors serving at the time attended the 2006 annual meeting of shareholders.

How Are Directors Compensated?

Employees of the Company who are also directors are not paid any director fees. In 2006, compensation for non-employee directors included the following:

•	An annual retainer fee of $35,000, paid on a quarterly basis;

•	An additional annual retainer fee of $5,000, paid on a quarterly basis, to the respective Chairs of the Executive Compensation, Finance and Planning and Nominating and Corporate Governance Committees;

•	An additional annual retainer fee of $7,500, paid on a quarterly basis, to the Chair of the Audit Committee;

•	An additional annual retainer of $2,500, paid on a quarterly basis, to the lead director;

•	Reimbursement of expenses related to attending Board of Directors and committee meetings; and

•	A grant of 3,000 restricted shares issued on May 3, 2006. The closing price of the Company’s stock on the date of that grant was $11.75.

Non-employee directors are eligible for restricted share grants and option grants, which may be awarded from time to time by the Board of Directors. The Company maintains a non-qualified deferred compensation plan for directors (the “Directors’ Deferred Compensation Plan”). Each non-employee director has the opportunity to elect to defer fees earned in cash and/or equity awards into an account that is converted to share units. These units are valued based on the Company’s share price and receive dividend equivalents. Distributions are made in cash from each participant’s account based on the instructions set forth by the participant at the time he elects to defer his compensation. Because the value of a director’s account balance is determined by reference to the Company’s stock price and because dividend equivalents received are equal to the dividend declared on the Company’s common stock, there are no above-market earnings on deferred compensation account balances.

The following table sets forth the compensation paid to the Company’s directors during 2006:

DIRECTOR COMPENSATION

	Fees Earned or Paid		Total
Name	in Cash ($)(1)	Stock Awards ($)(2)	($)
Albert T. Adams	38,333	89,418	127,751
James M. Delaney	40,833	89,423	130,256
Michael E. Gibbons	38,333	41,475	79,808
Mark L. Milstein	33,333	30,908	64,241
Frank E. Mosier(3)	10,000	39,904	49,904
James A. Schoff(4)	23,333	9,652	32,985
Richard T. Schwarz	40,833	58,626	99,459

(1)	Messrs. Adams and Schoff have elected to defer the fees earned in cash into the Director’s Deferred Compensation Plan.

(2)	The amounts reflect dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) and include restricted shares granted and deferred “share units” accrued during and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 17 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2006, filed with the SEC on February 28, 2007. In 2006, Messrs. Adams, Delaney, and Schoff elected to defer their shares into the Directors’ Deferred Compensation Plan. Amounts credited to deferral accounts are converted to “share units” which are valued based upon the closing price of the Company’s common shares at the end of each reporting period. Each deferral account is increased when the Company pays a dividend on the Company’s common shares by the number of share units that represent the dividend paid per share multiplied by the number of share units in the account on the date of record for the related dividend payment. At the end of each reporting period, the total value of the deferred compensation is adjusted for increases in share units and for changes in our common share price.

(3)	Mr. Mosier retired from the Board of Directors in May 2006.

(4)	Mr. Schoff was initially elected to the Board of Directors in May 2006.

The Company has adopted share ownership guidelines for members of the Board of Directors. The guidelines provide that each director own Company common shares or common share equivalents having a value at least equal to such director’s annual retainer (including committee retainers) and that once achieved such guidelines shall be deemed to have been satisfied without regard to any fluctuation in value in the Company’s common shares. All current directors of the Board have met this ownership guideline.

The Board of Directors recommends that shareholders vote FOR the nominees for election set forth above.

CORPORATE GOVERNANCE

The Board of Directors adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its responsibilities and to serve the best interests of the Company and its shareholders. A copy of the Company’s Corporate Governance Guidelines is posted on the Company’s web site, www.aecrealty.com, under “Investor Relations.”

Codes of Ethics

Code of Ethics for Senior Financial Officers.  The Company has a Code of Ethics for Senior Financial Officers that applies to the principal executive officer, principal financial officer and director of financial reporting (collectively, “Senior Financial Officers”) of the Company. The code requires Senior Financial Officers to act with honesty and integrity; to endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and other public filings or communications made by the Company; to endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies; to proactively promote ethical behavior among peers and subordinates in the workplace and to promptly report to the Audit Committee any violation or suspected violation of the code. The code is posted on the Company’s web site, www.aecrealty.com, under “Investor Relations.” Any waiver of any provision of the code granted to a Senior Financial Officer may only be made by the Audit Committee or the Board of Directors and will be promptly disclosed in a filing on Form 8-K with the SEC or, subject to satisfaction of any condition established by the SEC, by posting on the Company’s web site.

Code of Business Conduct and Ethics.  The Company has a Code of Business Conduct and Ethics that applies to all employees, officers and directors of the Company. The code includes provisions covering compliance with laws and regulations, insider trading practices, conflicts of interest, confidentiality, protection and proper use of Company assets, accounting and recordkeeping, corporate opportunities, fair competition and fair dealing, business gifts and entertainment, payments to government personnel and the reporting of illegal or unethical behavior. The code is posted on the Company’s web site, www.aecrealty.com, under “Investor Relations” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations. Any waiver of any provision of the code granted to an executive officer or director may only be made by the Board of Directors or a Committee of the Board authorized to do so and will be promptly disclosed as required by applicable laws or NYSE listing standards.

Independent Directors

The Board has determined that all of the nominees for director, except for Messrs. Friedman and Milstein, are “independent directors” within the meaning of the NYSE listing standards. Albert T. Adams is a partner in the law firm of Baker & Hostetler LLP, which has provided (and is expected to continue providing) legal services to the Company; however, the Board affirmatively determined that Mr. Adams is an “independent director” within the meaning of the NYSE listing standards and that his relationship with Baker & Hostetler LLP does not interfere with his exercise of independent judgment as a director. James M. Delaney is a consultant to AON Risk Management Services, which is a vendor of the Company; however, the Board affirmatively determined that Mr. Delaney is an “independent director” within the meaning of the NYSE listing standards and that his relationship with AON Risk Management Services does not interfere with his exercise of independent judgment as a director.

Executive Session

The non-management directors of the Board regularly meet in executive session without management. Mr. Schwarz currently serves as lead director. The lead director serves as a liaison between the Chairman of the Board and other directors and presides at meetings of non-management directors.

Board Committees

The Board of Directors has an Audit Committee, an Executive Committee, an Executive Compensation Committee, a Finance and Planning Committee and a Nominating and Corporate Governance Committee. All of the members of the Board’s Audit, Executive Compensation and Nominating and Corporate Governance Committees are independent directors under the NYSE listing standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Messrs. Adams (Chairman), Delaney and Schwarz, all of whom are independent under NYSE listing standards. The Nominating and Corporate Governance Committee held four meetings in 2006. This Committee was formed to assist the Board of Directors in identifying individuals qualified to become Board members; to recommend Board committee structure, membership and operations; to develop and recommend to the Board of Directors a set of effective corporate governance policies and procedures; and to lead the Board of Directors in its annual review of the Board’s performance.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by shareholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a shareholder may submit the candidate’s name and qualifications to the Company’s Secretary, Martin A. Fishman, at the following address: 1 AEC Parkway, Richmond Heights, Ohio 44143. The Nominating and Corporate Governance Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board of Directors. However, in determining qualifications for new directors, it will consider a potential member’s qualification as independent under the NYSE listing standards, as well as age, skill and experience in the context of the needs of the Board of Directors. The Nominating and Corporate Governance Committee recommends a slate of nominees to the Board of Directors for election by shareholders at the Company’s annual meeting. Although the Nominating and Corporate Governance Committee may retain a Board search consultant to supplement the pool of Board candidates, it has not engaged a consultant at this time.

The Nominating and Corporate Governance Committee recommended to the Board of Directors each of the nominees identified in “Proposal One: Election of Directors” on page 2.

A current copy of the Nominating and Corporate Governance Committee’s charter is available to shareholders on the Company’s web site, www.aecrealty.com, under “Investor Relations” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

Audit Committee

The Audit Committee is comprised of Messrs. Delaney (Chairman), Gibbons and Schwarz, all of whom are independent as required by Section 10A of the Securities Exchange Act of 1934 and NYSE listing standards. Mr. Delaney, a retired partner of Deloitte & Touche LLP, chairs the Audit Committee. The Board has determined that Mr. Delaney is a “financial expert” within the meaning of Item 401 of Regulation S-K under the federal securities laws. The Audit Committee held ten meetings in 2006.

The Audit Committee is responsible for assisting the Board in overseeing the following primary areas: (i) the integrity of the financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors.

A current copy of the Audit Committee’s charter is available to shareholders on the Company’s web site, www.aecrealty.com, under “Investor Relations” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting practices on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee has:

•	Reviewed and discussed with the Company’s management and the Company’s independent accountants the audited financial statements of the Company contained in the Annual Report on Form 10-K for the year ended December 31, 2006;

•	Discussed with the Company’s independent accountants the matters required to be discussed pursuant to Statement of Accounting Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements; and

•	Received and reviewed the written disclosures and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent accountants the independent accountants’ independence.

Based on the reviews and discussions described in the preceding bulleted paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2006, be included in the Company’s Annual Report on Form 10-K, filed with the SEC.

Audit Committee
James M. Delaney, Chairman
Michael E. Gibbons
Richard T. Schwarz

Finance and Planning Committee

The Finance and Planning Committee, which consists of Messrs. Adams, Friedman, Gibbons (Chairman), Milstein and Schoff, assists the Board of Directors in matters relating to strategic planning and overall debt and capital structure of the Company. The Finance and Planning Committee held two meetings in 2006.

A current copy of the Finance and Planning Committee’s charter is available to shareholders on the Company’s web site, www.aecrealty.com, under “Investor Relations” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

Executive Committee

The Executive Committee, which consists of Messrs. Adams, Friedman (Chairman) and Milstein, possesses the power of the Board of Directors in the management of the business and affairs of the Company (other than filling vacancies on the Board or any Board committees) during intervals between meetings of the Board of Directors. The Executive Committee held five meetings in 2006.

Executive Compensation Committee

The members of the Executive Compensation Committee of the Company’s Board of Directors (the “Committee”) are Messrs. Delaney, Schoff and Schwarz (Chairman). The Executive Compensation Committee held five meetings in 2006.

The Chairman of the Committee establishes the agenda for each Committee meeting with the assistance of the Chief Executive Officer and Vice President of Human Resources. Meetings are attended by Committee members, as well as the Chief Executive Officer, Vice President of Human Resources, external legal counsel, and from time to time, a third party compensation consultant. At each meeting, the Committee has the opportunity to meet in an executive session, absent the Chief Executive Officer and Vice President of Human Resources. The Chairman of the Committee is responsible for updating the Board of Directors on all matters related to the executive compensation program. The Committee has the authority to engage third party consultants to provide guidance and recommendations on matters related to the executive compensation program and may also delegate certain responsibilities related to administering the executive compensation program, including the granting of equity awards to non-executive employees, to the Chief Executive Officer and Vice President of Human Resources.

The Committee is responsible for assisting the Board of Directors in overseeing the following primary areas:

•	Reviewing and approving the goals and objectives relevant to the compensation of the Chief Executive Officer and the Company’s other executive officers and ensuring those goals are aligned with the Company’s short- and long-term objectives;

•	Reviewing, at least annually, the structure and compensation opportunities available under the Company’s executive and employee compensation plans in light of the Company’s goals and objectives;

•	Reviewing and approving salary, annual and long-term incentive compensation targets, performance objectives and payments for the executive officers of the Company;

•	Establishing the contribution and earnings rates under the Company’s Supplemental Executive Retirement Plan (SERP) on an annual basis;

•	Evaluating, at least annually, the performance of the executive officers in light of the Company’s strategic plan and the goals and objectives of the Company’s executive compensation plans and establishing future compensation levels based upon this evaluation;

•	Reviewing and approving grants and awards to the executive officers and other participants under the Company’s equity-based compensation plans based on achievement of pre-determined goals and objectives;

•	Reviewing and approving compensation for members of the Board of Directors and any of its committees;

•	Reviewing and approving any employment agreements and severance agreements to be made with any existing or prospective executive officer of the Company; and

•	Reviewing other human resources programs for broad-based employees as deemed appropriate by the Chief Executive Officer or as requested by the Board of Directors.

A current copy of the committee’s charter is available to shareholders on the Company’s web site, www.aecrealty.com, under “Investor Relations” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

Objectives of the Executive Compensation Program

The executive compensation program supports the Company’s commitment to creating shareholder value, achieving performance objectives, attracting and retaining top organizational contributors and linking executives’ pay to their ability to influence financial and organizational objectives, with a focus on the Company’s current priorities and long-term goals.

The Committee has overall responsibility for establishing, implementing and monitoring the executive compensation program for the executive officers named in the Summary Compensation Table and approving individual equity and cash awards under these programs. The key components of the Company’s executive compensation program are base salary, annual incentives, longer-term, share-based incentives and retirement and welfare benefits. Each of these components operates within an integrated total compensation program to ensure that executives are compensated equitably, both from an internal and external perspective.

The integrated total compensation package is intended to compensate the Company’s executive officers between the median and the 75th percentile of the competitive peer group, described in the introduction to the summary compensation table on page 12, and to provide the opportunity for executives to earn incentive-based compensation driven by the accomplishment of performance expectations. The Committee believes the executive compensation program, in total, reflects the competitive market practices of the peer group.

The Committee has engaged a nationally recognized consulting firm to: (i) assist the Committee with identifying the peer group, which was selected using a number of factors such as asset class, market capitalization, number of units and number of full-time equivalent employees; (ii) assess the overall framework of the Company’s executive compensation program; and (iii) make recommendations for an executive compensation program that was consistent with the Company’s compensation philosophy and objectives. This included the design, development and implementation of a long-term incentive plan, which had not previously been utilized by the Company. The Committee also relied upon the consultant’s expertise for guidance and recommendations in establishing the overall compensation structure and individual compensation opportunities that were in place during 2006.

The Committee reviews the overall executive compensation program and each executive’s compensation package at least annually. A number of factors influence the Committee’s decisions in recommending and implementing adjustments to the executive compensation framework and each executive’s compensation package. These factors include: a competitive peer group analysis, individual performance, range of responsibilities relative to the Company’s business plan, demonstrated competencies, value, contribution to the organization, experience and professional growth and development. The peer group analysis is conducted by comparing each element of each executive’s compensation package and total remuneration to the compensation delivered to executives in similar positions within the peer group. This analysis is prepared with the help of the consultant and the Vice President of Human Resources and reflects compensation published in most recent proxy statements and in the consultant’s proprietary database.

The Committee works in concert with the Finance and Planning Committee and Audit Committee to ensure that the targets established under the annual and long-term incentive plans support the Company’s strategic objectives and that those objectives are met. The Committee also relies upon input from the Chief Executive Officer to ensure that the other executives are in agreement that the objectives related to the annual and long-term incentive plans are not only realistic but also challenging and motivating. The Committee also relies upon the Chief Executive Officer to update it on the individual performance of each executive and may also seek recommendations for compensation adjustments delivered to each executive based on his performance, influence on the results of the organization and professional development.

The Committee has delegated authority to the Chief Executive Officer to award grants of equity compensation from a discretionary pool to non-executive employees for purposes of fostering retention, rewarding performance or in conjunction with an offer of employment.

Elements of the Executive Compensation Program

Base Salary

Base salary serves as the cornerstone for the executive compensation program and recognizes the relative value that an individual’s contribution brings to the Company. Base salaries are intended to reflect the median salaries among the peer group. Base salary increases for each of the executive officers were approved in 2006 to align them at a level that is more competitive with the peer group and in recognition of individual and Company performance.

Annual Incentives

Annual incentives emphasize pay for performance and serve as a key means of driving current objectives and priorities. Executives are rewarded for increases in the Company’s short-term financial performance and achievement of established corporate objectives. In 2006, 100 percent of each executive’s annual incentive opportunity was tied to performance relative to a Company-wide same property net operating income (NOI) benchmark. NOI is determined by deducting property operating and maintenance expenses from total property revenues. Actual NOI achievement exceeded the pre-established target level objective that was approved by the Board of Directors and awards were delivered at 117.7 percent of target. Award payouts were delivered in a combination of cash and restricted shares that vest over a three-year period described in “Grants of Plan-Based Awards in 2006” on page 14.

Target annual incentive opportunities for the named executive officers were established at the beginning of 2006 and ranged from 40 percent to 100 percent of base salary. Individual target awards were determined based on a peer group compensation analysis and are intended to provide award opportunities that are between the median and 75th percentile of the peer group.

In June of 2006, after a comprehensive review of CEO compensation among the peer group and in consideration of the Company’s objectives, the Committee adjusted the annual bonus opportunity for the Chief Executive Officer from 85 percent of base salary to 100 percent of base salary. The adjustment was intended to provide an annual bonus potential at a level consistent with the median of the peer group, if the Company achieved the NOI objective at a target level.

Long-Term Incentives

Long-term incentives emphasize pay for performance and are linked to both the longer-term, strategic objectives of the Company and the long-term interests of shareholders. The Committee believes that equity-based awards serve as an important means of attracting and retaining executives who are in a position to most directly influence the long-term success of the Company. The Committee also believes that equity-based awards align executives’ interests with those of shareholders by reinforcing the risk of ownership and the importance of providing competitive long-term, total returns to shareholders.

In February of 2006, the Committee established the terms of the Company’s 2006 Long-Term Incentive Plan and issued grants accordingly. The plan is intended to reward executive officers, in part, for the achievement of certain milestones linked to the Company’s strategic plan over a three-year period beginning January 1, 2006 and ending December 31, 2008. The long-term awards are generally delivered through a combination of 50 percent non-qualified stock options and 50 percent restricted shares. The non-qualified stock options are based on continued service with the Company and vest in one-third annual installments at the conclusion of each measurement period. The vesting of the restricted shares are performance contingent and the vesting of up to one-sixth of the original restricted share grant may be accelerated at the end of each annual measurement period based upon the achievement of interim strategic objectives as set forth by the Committee at the beginning of the plan year. Any of these restricted shares that have not vested previously will vest at the end of the three-year period if the overall three-year objective is met, or will be forfeited if the overall objective is not achieved.

The goals under the 2006 long-term incentive plan are linked to the achievement of annual increases in funds from operations (FFO) per share and the maintenance of pre-established interest coverage and fixed charge coverage ratios. Based on these results and upon the approval of the Committee, one-sixth of these restricted shares vested on February 26, 2007.

Target long-term incentive awards were established as a percentage of base salary and ranged from 30 percent to 125 percent of base salary and, as with the other elements of the executive compensation package other than base salary, provide award opportunities that are in line with the median to 75th percentile of the competitive peer group. The portion of an executive’s total remuneration that is delivered through long-term compensation is determined by reviewing a competitive peer group analysis, individual performance, range of responsibilities relative to the Company’s business plan and contribution to the organization. The peer group analysis is used not only as a guideline for determining appropriate target long-term award opportunities, but also to ensure the mix of total compensation delivered to each executive is competitive with similar positions within the peer group. In June of 2006, upon reviewing a competitive peer group analysis based on 2006 proxy data, the Committee adjusted the target long-term incentive opportunity for the Chief Executive Officer from 100 percent of base salary to 125 percent of base salary. The adjustment was intended to provide a long-term incentive opportunity that is between the median and 75th percentile of the peer group, based on the value of the Chief Executive Officer’s long-term award on the date of the grant of the stock options and restricted shares.

Equity-Based Incentives

All equity compensation awards that are granted to executives in connection with the annual and long-term incentive programs described above is governed by the terms and conditions of the Amended and Restated Equity-Based Award Plan, which was adopted by shareholders in 2005. The Company’s equity-based plans provide executive officers and other key employees of the Company the opportunity to earn equity-based incentives, including common shares. Awards made under the plans may be in the form of stock options, restricted shares or other equity-based awards. Stock options are granted with an exercise price that is equal to the current fair market value of the Company’s shares on the date of the grant and will only be of value to the extent the Company’s share price increases over time. Additionally, the number of stock options that can be granted to an executive is capped at 125,000 stock options per annum. This provision impacts the mix of stock options and restricted shares granted to the Chief Executive Officer under the long-term incentive plan. Generally, stock options and restricted share awards will vest in installments over no less than a three-year period or upon achievement of performance objectives.

The Committee generally issues equity awards at its February meeting. These awards are granted in conjunction with approval and payouts of the annual bonus and also in conjunction with establishing objectives under the long-term incentive plan as described above. The number of restricted shares that are granted to each executive is determined based on dividing the cash value of the award by the closing price of the Company shares on the date of grant. The cash value of the award is determined as a percentage of base salary for both the annual and long-term incentive plan. The number of stock options granted to each executive is determined using the Black-Scholes model.

Supplemental Executive Retirement Plan

The Company’s Supplemental Executive Retirement Plan (the “SERP”) was adopted by the Board of Directors on January 1, 1997, and is administered by the Committee. This non-qualified, unfunded, defined contribution plan extends to executive officers of the Company and other officers as recommended by the Chief Executive Officer and approved by the Committee. Pursuant to the SERP, the Company makes a contribution to the account of each of the participating officers at the end of each plan year. The contribution, which was 6 percent of eligible earnings for 2006 (including base salary and payments under the annual incentive plan), is set by the Committee prior to the beginning of each plan year. The account balances are treated by the Company as an unfunded liability until the benefits are paid. The account balances earn interest each year at a rate that is set by the Committee prior to the beginning of each plan year. Historically, the interest rate paid on the account balances approximated the Company’s cost of capital. The interest rate was 8.3 percent for 2005 and 2006.

Each participant’s SERP account vests when the participant turns 55. In the event of a change in control (as defined in the plan), the Company must make a cash contribution to an irrevocable “rabbi trust” in an amount necessary to fully fund the SERP accounts within thirty days of the change in control. Effective January 1, 2007, additional contributions to the SERP will only be made for Messrs. Friedman and Fishman; however, the account balances for Messrs. Fatica and Shannon will continue to accumulate earnings.

Perquisites

In 2006, the Chief Executive Officer received certain perquisites pursuant to his employment agreement, which is described below. These items are more fully discussed in the Summary Compensation Table.

Employment Agreement

The Company has an employment agreement with Jeffrey I. Friedman to serve as the Company’s President and Chief Executive Officer. This agreement, dated January 1, 1996, as amended, had an initial term of three years and is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate by giving one year’s prior written notice. Under the agreement, Mr. Friedman must devote his entire business time to the Company and may participate in real estate activities only through the Company. In addition, Mr. Friedman is prohibited from competing with the Company for a period of three years following termination of employment. The agreement provides for: (i) an annual base salary, which was set at $450,000 in June of 2006 by the Committee, (ii) the use of an automobile, (iii) memberships in a golf club and a business club, (iv) an allowance of up to $10,000 annually for financial planning and tax return preparation service, and (v) services of a full-time bookkeeper and assistant thereto for Mr. Friedman’s business and personal use, including matters unrelated to the business of the Company and Mr. Friedman’s performance of his duties. Mr. Friedman’s employment agreement also addresses severance payments that may be due to him under certain termination scenarios. These payments are discussed under “Potential Payments Upon Termination and Change in Control” below. In addition, Mr. Friedman’s employment agreement also includes non-competition and non-solicitation provisions that apply during the term of the agreement and for a period of three years thereafter.

Severance

The Company has a policy of paying severance to each of the executive officers named in the Summary Compensation Table, other than Mr. Friedman, if the Company terminates such executive officer without cause. Mr. Friedman has severance provisions in his employment agreement. This policy and potential payments under this policy are further defined under “Potential Payments Upon Termination and Change in Control” on page 16.

The Committee believes the executive compensation program, in total, reflects the competitive market practices of the peer group.

Report of the Executive Compensation Committee

The Executive Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Executive Compensation Committee
Richard T. Schwarz, Chairman
James M. Delaney
James A. Schoff

Summary Compensation Table

The following table summarizes the compensation earned during fiscal 2006 to the Company’s Chief Executive Officer and Chief Financial Officer serving during fiscal 2006 and each of the Company’s other named executive officers who served as of December 31, 2006.

Total compensation opportunities for each executive are established based on a comprehensive review of similar positions within the Company’s peer group. Each executive’s opportunity is intended to align his compensation near the median to 75th percentile of the peer group, depending on performance against pre-established goals and objectives. In addition, each executive’s mix of total compensation is based on the mix of compensation for similar positions within the peer group. Compensation opportunities for the Company’s executives in 2006 were determined using 2005 peer group proxy data. This peer group included Amli Residential, Mid

America, Town & Country, Gables, Home Properties, Post, AIMCO, Archstone-Smith, Avalon Bay, BRE, Equity Residential, Essex and United Dominion.

In 2006, base salaries of the named executive officers comprised 38 percent of their total compensation while the annual bonuses, long-term incentives and other compensation, such as perquisites and above-market non-qualified deferred compensation earnings, for the named executive officers comprised 23 percent, 30 percent and 9 percent, respectively, of their total compensation as illustrated in the compensation tables based on the fair value of equity awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R). No cash bonuses outside of the Company’s non-equity incentive compensation plan were paid to any named executive officer in 2006.

SUMMARY COMPENSATION TABLE

						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal		Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	Salary($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Jeffrey I. Friedman,	2006	439,327	339,090	183,902	397,328	18,131	172,807	1,550,585
Chairman, President and Chief Executive Officer
Martin A. Fishman,	2006	253,108	64,011	47,090	90,041	9,438	18,504	482,192
Vice President, Secretary and General Counsel
Lou Fatica,	2006	245,427	55,279	40,674	88,275	1,576	20,580	451,811
Treasurer, Vice President and Chief Financial Officer
John T. Shannon,	2006	220,301	88,863	74,086	119,171	742	19,657	522,820
Senior Vice President of Operations

(1)	Includes the amounts recognized as expense by the Company in 2006 with respect to stock awards in 2006 and prior years in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note 17 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2006, filed with the SEC on February 28, 2007. The executive has the right to vote the restricted shares and receive dividends during the restricted period.

(2)	Includes the amounts recognized as expense by the Company in 2006 with respect to option awards in 2006 and prior years in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note 17 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2006, filed with the SEC on February 28, 2007.

(3)	Values reflect the cash portion of the 2006 annual bonus which was paid on March 9, 2007. This award was delivered through a mix of 75 percent cash and 25 percent restricted shares. The annual bonus was determined based on actual performance against a pre-established net operating income (NOI) objective, which is described under “Executive Compensation Discussion and Analysis.”

(4)	Includes earnings on SERP contributions that are considered to be “above market.” “Above market” earnings are those that exceed 120 percent of the twelve-month federal rate of 4.38 percent as of January 1, 2006. SERP contributions, which are described in footnote (5), are based on 6 percent of the executive’s annual compensation. The earnings rate was 8.3 percent in 2006.

(5)	For 2006, pursuant to the terms of his employment agreement, the amounts for Mr. Friedman include an accounting allowance in the amount of $10,000; a car allowance of $11,979; club memberships of $15,501; and compensation paid to two Company employees who provide bookkeeping and related administrative services to Mr. Friedman for matters that may be personal in nature and unrelated to the business of the Company or the performance of Mr. Friedman’s duties.

The amounts for Messrs. Friedman, Fatica and Shannon also include Company matching contributions under its 401(k) plan of $900, $2,966 and $2,966, respectively. Under the AERC 401(k) Savings Plan and Trust, participants are eligible for the match of $0.25 on the dollar up to 6.0 percent of eligible compensation after completing one year of service. For the named executive officers, eligible compensation for purposes of the Company’s 401(k) plan includes regular wages (base salary) and excludes bonuses.

The amounts also include contributions to the executive’s SERP accounts. Contributions for each executive are listed in the non-qualified deferred compensation table. For 2006, SERP contributions were based on 6 percent of each executive’s annual compensation, which includes base salary and annual bonus.

Grants of Plan-Based Awards in 2006

Plan-based awards to executive officers named in the Summary Compensation Table during 2006 were as follows:

GRANTS OF PLAN-BASED AWARDS

								All
								Other	All Other
								Stock	Option
								Awards:	Awards:
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	Exercise
		Under Non-Equity			Under Equity			of Shares	Securities	or Base
		Incentive Plan Awards			Incentive Plan Awards			of Stock	Underlying	Price of
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Option
Name	Grant Date	($)	($)(1)	($)	(#)	(#)(2)	(#)	(#)(3)	(#)(4)	Awards
Jeffrey I. Friedman	March 9, 2007		397,328
	February 26, 2007							8,265
	June 6, 2006					16,455
	February 28, 2006					16,108			125,000	11.26
Martin A. Fishman	March 9, 2007		90,041
	February 26, 2007							1,874
	February 28, 2006					3,397			26,581	11.26
Lou Fatica	March 9, 2007		88,275
	February 26, 2007							1,837
	February 28, 2006					3,330			26,060	11.26
John T. Shannon	March 9, 2007		119,171
	February 26, 2007							2,480
	February 28, 2006					4,996			39,090	11.26

(1)	These amounts reflect the cash portion of the annual bonus, which was earned in 2006 and paid in 2007. These amounts are also set forth in the Summary Compensation Table and described in footnote (3) thereto.

(2)	Estimated future payouts under equity incentive plans include the number of restricted shares that were granted under the 2006 long-term incentive plan as previously described in the footnotes to the Summary Compensation Table.

(3)	Includes the restricted shares that were issued in 2007 in relation to the 2006 annual bonus. The 2006 annual bonus was awarded for achieving a certain level of same-property net operating income (NOI). Bonuses were delivered through a mix of cash (75 percent) and restricted shares (25 percent).

(4)	Stock options include non-qualified options that were granted in conjunction with the 2006 long-term incentive plan as previously described.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards to the executive officers named in the Summary Compensation Table as of December 31, 2006:

	Option Awards				Stock Awards
						Market		Equity Incentive
					Number	Value of	Equity Incentive	Plan Awards:
	Number of	Number of			of Shares	Shares or	Plan Awards:	Market or Payout
	Securities	Securities			or Units	Units of	Number of	Value of Unearned
	Underlying	Underlying			of Stock	Stock	Unearned Shares,	Shares, Units or
	Unexercised	Unexercised	Option	Option	That Have	That Have	Units or Other	Other Rights That
	Options (#)	Options (#)	Exercise	Expiration	Not Yet	Not	Rights That Have	Have Not Vested
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)(1)	Not Yet Vested (#)	($)(1)
Jeffrey I. Friedman	250,000		24.0625	10/21/2007	24,332	334,390	52,112	716,019
	13,501	40,499	12.5000	2/16/2009	3,000	41,220
	50,000		8.6250	2/24/2010
	53,000		8.0625	8/16/2010
	300,000		8.6900	2/28/2011
	50,000	25,000	9.4600	8/27/2014
	41,663	83,337	9.5800	8/4/2015
		125,000	11.2600	2/28/2016
Martin A. Fishman	70,000		24.0625	10/21/2007	8,847	121,558	6,567	90,231
	7,000	21,000	12.5000	2/16/2009	1,650	22,671
	26,500		8.6250	2/24/2010
	28,000		8.0625	8/16/2010
	115,300		8.6900	2/28/2011
	10,000	5,000	9.4600	8/27/2014
	11,124	22,251	9.5800	8/4/2015
		26,581	11.2600	2/28/2016
Lou Fatica	2,000		10.3800	8/6/2009	7,473	102,679	6,213	85,366
	4,000		7.1875	12/13/2009
	5,000		8.0630	12/8/2010
	100,000		8.6900	2/28/2011
	8,500	4,250	9.4600	8/27/2014
	10,117	20,237	9.5800	8/4/2015
		26,060	11.2600	2/28/2016
John T. Shannon	40,000	60,000	8.4500	4/5/2014	13,921	191,275	9,193	126,312
	12,500	6,250	9.4600	8/27/2014
	14,726	29,454	9.5800	8/4/2015
		39,090	11.2600	2/28/2016

(1)	Market value of unearned shares was determined by multiplying the number of unearned shares as of December 31, 2006 by the closing price of the Company’s common stock on the last business day of 2006. The closing price on that day was $13.74.

Option Exercises and Stock Vested

The following table summarizes the stock options exercised and the vesting of restricted stock and similar instruments during 2006 by the executive officers named in the Summary Compensation Table:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on	Exercise	Acquired on Vesting	Vesting
Name	Exercise (#)	($)	(#)	($)
Jeffrey I. Friedman	—	—	7,685	91,217
Martin A. Fishman	84,700	591,861	2,452	30,621
Lou Fatica	—	—	1,579	18,020
John T. Shannon	—	—	1,751	19,662

Nonqualified Deferred Compensation

The following table summarizes contributions and deferrals of compensation during 2006 under each contribution or other plan that is not tax-qualified with respect to each executive named in the Summary Compensation Table:

				Aggregate
	Executive	Registrant		Withdrawals/	Aggregate Balance
	Contributions in	Contributions in	Aggregate Earnings	Distributions	at December 31,
Name	2006 ($)	2006 ($)	in 2006 ($)	($)	2006 ($)
Jeffrey I. Friedman	—	36,763	49,502	—	682,677
Martin A. Fishman	—	18,504	25,767	—	354,723
Lou Fatica	—	17,614	4,302	—	73,745
John T. Shannon	—	16,690	2,025	—	43,111

Potential Payments Upon Termination and Change in Control

The Company has a severance program for the named executives, with the exception of the Chief Executive Officer, whose severance is governed by his employment agreement. Under this program, the executive will receive a severance payment if his employment is terminated by the Company for a reason other than willful misconduct equal to one year of base salary, one year of insurance coverage, a pro-rata payout of the annual bonus for the year in which the termination occurs and executive outplacement services. In exchange for the severance, the executive is required to execute an agreement not to compete with the Company or to solicit any clients or employees of the Company for a one-year period. If Mr. Fishman, Fatica or Shannon had been terminated by the Company for a reason other than willful misconduct on December 31, 2006, he would have received severancy equal to $387,181, $381,290 and $392,628, respectively.

Pursuant to the terms of his employment agreement, if Mr. Friedman, our Chief Executive Officer, is terminated for cause (as defined in the agreement), he will receive only any unpaid but accrued base salary and benefits. Thus, if Mr. Friedman had been terminated for cause on December 31, 2006, he would have received $8,654 in accrued base salary and benefits. If Mr. Friedman is terminated due to death or permanent disability (as defined in his employment agreement), he will receive payment equal to two years of base salary plus a pro-rata portion of the bonus for the year in which termination occurs. If Mr. Friedman had been terminated for death or permanent disability on December 31, 2006, he would have received $1,350,000 in base salary and bonus payments. If Mr. Friedman is terminated without cause by the Company or is terminated in connection with a change in control or voluntarily resigns for good reason (as defined in the employment agreement), he will receive a lump sum equal to the greater of (a) unpaid base salary for the remainder of the unexpired term of his agreement, pro-rata bonus and other accrued benefits or (b) the current year’s base salary, pro-rata bonus and other accrued benefits. Thus, if Mr. Friedman had been terminated by the Company without cause or in connection with a change in control or has resigned his employment for good reason on December 31, 2006, he would have received $1,800,000 in base salary, bonus and benefits. If any amounts payable to Mr. Friedman constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code that are subject to excise tax, the amounts payable shall be increased to the extent necessary to place Mr. Friedman in the same after-tax position as he would have been in had no such tax assessment been imposed. Based on the severance payment that represents the amount due based on a change in control on December 31, 2006 as noted above, plus the accelerated vesting of the SERP and equity plan amounts as noted below, the amount of this gross up would be $1,057,154. In addition to these items, beginning on the day after the cessation of his employment with the Company (except in the case of termination for cause, death, and until the date that Mr. Friedman would begin employment with another company), the Company shall provide to Mr. Friedman at no cost to him, office space at a location (other than the executive offices of the Company) and a full-time secretary and other customary office support functions.

In addition, if a named executive officer dies or becomes disabled or if a change in control (as defined in the Company’s equity plan) occurs, any stock options held by him shall become immediately and automatically vested and exercisable. If Mr. Friedman, Fishman, Fatica or Shannon had died or become disabled, or if a change in control had occurred, on December 31, 2006, he would have had 190,511, 54,848, 31,744 or 107,040 stock options at a value of $537,263, $137,676, $103,377 and $470,054, respectively, vest. Furthermore, upon death or disability or a change in control, any restricted shares held by a named executive officer shall vest and any restrictions thereon shall immediately lapse. If Mr. Friedman, Fishman, Fatica or Shannon had died or become disabled, or if a change in control had occurred, on December 31, 2006, he would have had 79,449, 17,064, 13,686 or 23,114 restricted shares at a value of $1,091,629, $234,459, $188,046 and $317,586, respectively, vest.

Moreover, all SERP account balances become fully vested in the event of a change in control (as defined therein). If a change in control had occurred on December 31, 2006, Messrs. Friedman, Fishman, Fatica and Shannon would have become vested in amounts under the SERP equal to $682,677, $354,723, $73,745 and $43,111, respectively.

Compensation Committee Interlocks and Insider Participation

Messrs. Delaney and Schwarz, and Mr. Mosier, who retired from the Board of Directors in May 2006, comprised the Executive Compensation Committee through the Company’s 2006 Annual Meeting and Messrs. Delaney, Schwarz and Schoff were the members of the Executive Compensation Committee for the remainder of 2006. There are no compensation committee interlocks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership of the Company’s common shares as of February 16, 2007 (unless otherwise noted), by: (a) the executive officers named in the Summary Compensation Table; (b) the Company’s directors; (c) each other person (and such person’s address) who is known by the Company to be the beneficial owner of more than five percent of the outstanding common shares (based on information filed with the SEC); and (d) the Company’s executive officers and directors as a group. The persons named in the table, except as otherwise described in the notes below, have sole voting power and sole investment power with respect to all common shares set forth opposite their names.

		Number of
		Common Shares
		Subject to Options
	Number of	Currently Exercisable
	Common Shares	or Exercisable	Total Number	Percent of
Name and Address of Beneficial Owner(1)	Beneficially Owned	Within 60 Days	of Shares	Class
Albert T. Adams	2,000	25,000	27,000	*
James M. Delaney	9,394	20,216	29,610	*
Lou Fatica	49,895	148,420	198,315	1.1
Martin A. Fishman(2)	39,968	287,908	327,876	1.9
Jeffrey I. Friedman(3)	754,741	827,510	1,582,251	9.0
Michael E. Gibbons(4)	14,759	—	14,759	*
Mark L. Milstein(5)	766,488	15,000	781,488	4.5
James A. Schoff	7,000	—	7,000	*
Richard T. Schwarz	66,751	25,000	91,751	*
John T. Shannon	59,025	94,980	154,005	*
Third Avenue Management LLC(6)	1,348,100	—	1,348,100	7.7
Loomis, Sayles & Co., L.P.(7)	1,400,000	—	1,400,000	8.0
All Executive Officers and Directors as a Group (10 persons)	1,770,021	1,444,034	3,214,055	18.37

*	Less than 1%.

(1)	Addresses have been provided only for those individuals having a 5% or greater beneficial ownership interest.

(2)	Includes 517 common shares of which Mr. Fishman shares voting and investment power with Mr. Fishman’s wife, and 5,000 common shares of which Mr. Fishman shares voting and investment power with Mr. Fishman’s brother.

(3)	Includes 372,363 common shares owned of record by Mr. Friedman’s wife. Mr. Friedman’s address is 1 AEC Parkway, Richmond Heights, Ohio 44143.

(4)	Includes 11,759 common shares of which Mr. Gibbons shares voting power and investment power jointly with his wife.

(5)	Includes 753,488 common shares held in a revocable trust of which Mr. Milstein is the sole trustee.

(6)	Based on information contained in a Schedule 13G filed with the SEC on February 14, 2007, Third Avenue Management LLC has the sole power to vote 1,348,100 common shares. The principal business office address of Third Avenue Management LLC is 622 Third Avenue, 32nd Floor, New York, New York 10017.

(7)	Based on information contained in a Schedule 13G filed with the SEC on February 14, 2007, Loomis Sayles & Co., L.P. has the sole power to vote 1,400,000. The principal business office address of Loomis, Sayles & Co., L.P. is One Financial Center, Boston, Massachusetts 02111.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Albert T. Adams, a director of the Company, is a partner of Baker & Hostetler LLP. Baker & Hostetler LLP has been retained by the Company to perform legal services on its behalf, and the Company expects that Baker & Hostetler LLP will continue to provide such services during 2007.

Merit Painting Services, Inc. (“Merit”), a subsidiary of the Company, has provided services to JAS Construction, Inc. (“JAS”) related to property rehabilitation and other work from time to time. JAS is owned by a son of Jeffrey I. Friedman, the Company’s Chairman, President and Chief Executive Officer. During the year ended December 31, 2006, approximately $638,000 was received by Merit related to work performed by Merit for JAS.

The Company retains Marcus & Millichap (“M&M”), a real estate investment brokerage company, to broker the sale of certain of its properties throughout the United States it owns or manages for third parties. A son of Jeffrey I. Friedman, the Company’s Chairman, President and Chief Executive Officer, is a broker with M&M. During the year ended December 31, 2006, the Company paid M&M approximately $1.533 million in fees related to the sale of its owned properties, of which Mr. Friedman’s son received approximately $386,000.

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors of the Company reviews and must approve all related party transactions. Proposed transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are submitted to the full board for consideration. The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board, and the Board may approve or disapprove the Company entering into the transaction. All related party transactions, whether or not those transactions must be disclosed under Federal securities laws, are approved by the Board pursuant to the policy and reviewed annually with the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and beneficial owners of more than ten percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission and NYSE initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company, and such persons are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2006 or with respect to such fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent beneficial owners were met.

PROPOSAL TWO: RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S
INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP served as independent registered public accounting firm to the Company in 2006 and is expected to be retained by the Company’s Audit Committee to do so in 2007. The Board of Directors has directed that management submit the selection of the Company’s independent registered public accounting firm for ratification by shareholders at the annual meeting of shareholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting of shareholders, will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions from shareholders.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by Ohio law, the Company’s Code of Regulations or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification as a matter of good corporate practice. If shareholders do not ratify the selection, the Audit Committee will consider the shareholder vote in determining whether or not to retain the firm. The Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Fees Paid to PricewaterhouseCoopers LLP

Audit Fees.  The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audits of the Company’s annual financial statements for the years ended December 31, 2006 and 2005 and the related reviews of the financial statements included in the Company’s Form 10-Qs filed with the SEC during 2006 and 2005 were $567,600 and $483,648, respectively. The fees for 2006 and 2005 include the audit of the Company’s internal control over financial reporting as required by the Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with An Audit of Financial Statements.

Audit-Related Fees.  The aggregate fees billed for assurance and related services rendered by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audits or reviews of the Company’s financial statements and are not reported under “Audit Fees” above for the years ended December 31, 2006 and 2005 were $14,600 and $17,203, respectively. Audit-related fees consist of fees billed for the following: security count procedures related to the Company’s advisory business in 2006 and 2005, and audit procedures performed regarding the Amended and Restated Equity-Based Award Plan and the related Form S-8 filed with the SEC in 2005.

Tax Fees.  The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance and tax consulting services for the years ended December 31, 2006 and 2005 were $76,275 and $96,950, respectively, of which $59,370 and $74,700, respectively, were related to tax compliance services.

All Other Fees.  For the years ended December 31, 2006 and 2005, there were no other fees billed by PricewaterhouseCoopers LLP for products and services other than those reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.  The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services.

Auditor Independence.  The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the accountant’s independence.

The Board of Directors recommends that shareholders vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountant for the Company’s fiscal year ending December 31, 2007.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

If a shareholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2008 annual meeting of shareholders, the proposal must conform to the applicable proxy rules of the SEC concerning the submission and content of proposals and must be received by the Company prior to the close of business on December 5, 2007. In addition, if a shareholder intends to present a proposal at the Company’s 2008 annual meeting of shareholders without the inclusion of the proposal in the Company’s proxy materials and written notice of the proposal is not received by the Company on or before February 18, 2008, proxies solicited by the Board of Directors for the 2008 annual meeting of shareholders will confer discretionary authority to vote on the proposal if presented at the meeting. Shareholders should submit proposals to the executive offices of the Company, 1 AEC Parkway, Richmond Heights, Ohio 44143, Attention: Secretary. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. In accordance with a notice sent during 2002 to certain beneficial shareholders who share a single address, only one copy of this proxy statement and the attached annual report will be sent to that address, unless any shareholder residing at that address gave contrary instructions.

If any beneficial shareholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report, a copy can be obtained by calling toll-free 1-800-440-2372, or by writing to Associated Estates Realty Corporation, Investor Relations, 1 AEC Parkway, Richmond Heights, OH 44143. In addition, if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions by calling toll-free 1-800-440-2372, or by writing to Associated Estates Realty Corporation, Investor Relations, 1 AEC Parkway, Richmond Heights, OH 44143.

Also, shareholders that share an address and that receive multiple copies of annual reports or proxy statements can request that only one copy be sent to that address in the future by providing instructions by calling toll-free 1-800-440-2372, or by writing to Associated Estates Realty Corporation, Investor Relations, at 1 AEC Parkway, Richmond Heights, OH 44143.

OTHER MATTERS

Shareholders and other interested parties may send written communications to the Board of Directors, an individual director, the lead director or the non-management directors as a group by mailing them to the Board of Directors, individual director, lead director or group of non-management directors (as applicable), c/o Secretary, Associated Estates Realty Corporation, 1 AEC Parkway, Richmond Heights, OH 44143. All communications will be forwarded to the Board of Directors, individual director, lead director or group of non-management directors, as applicable, although the Secretary will not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Management does not know of any other matters that will be presented for action at the meeting other than the items referred to in this proxy statement. If any other matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their judgment. For each other item that properly comes before the meeting, the vote required will be determined by applicable law, NYSE requirements and the Company’s governing documents.

Associated Estates Realty Corporation
c/o National City Bank
Shareholder Services Operations
Locator 94509
P. O. Box 92301
Cleveland, OH 44101-4509

V o t e  b y  T e l e p h o n e

Have your proxy card available when you call our Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

V o t e  b y  I n t e r n e t

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

V o t e  b y  M a i l

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week.
If you vote by telephone or over the Internet, do not mail your proxy card.
Telephone and Internet votes must be received by 6:00 a.m. EDT on May 2, 2007 to be included in the final tabulation.

è

If voting by mail, this proxy card must be signed and dated below.
ê   Please fold and detach card at perforation before mailing.    ê

ASSOCIATED ESTATES REALTY CORPORATION
This Proxy is Solicited on behalf of the Board of Directors
The undersigned hereby appoints Jeffrey I. Friedman and Martin A. Fishman, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of Associated Estates Realty Corporation held of record by the undersigned on March 16, 2007, at the Annual Meeting of Shareholders to be held on May 2, 2007, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.
Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 26, 2007, is hereby acknowledged.

Dated:	, 2007

Signature

Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE – NO POSTAGE NECESSARY

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares will be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.
ê FOLD AND DETACH HERE    ê

ASSOCIATED ESTATES REALTY CORPORATION	PROXY
This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in item 1 and FOR proposal 2.

1.	Election of Directors
	Nominees:	(1)	Albert T. Adams	(2)	James M. Delaney	(3)	Jeffrey I. Friedman	(4)	Michael E. Gibbons
		(5)	Mark L. Milstein	(6)	James A. Schoff	(7)	Richard T. Schwarz

		❑	FOR all nominees listed above			❑	WITHHOLD AUTHORITY
			(except as marked to the contrary below).				to vote for all nominees listed above.
(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below).

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending December 31, 2007.

❑	FOR	❑	AGAINST	❑	ABSTAIN
3.	In their discretion, to vote upon such other business as may properly come before the meeting.
(Continued on reverse side)